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                                                                  EXHIBIT 11

                              SAPIENT CORPORATION

      Computation of Shares Used in Computing Basic and Diluted Net Income
                 Per Share (In thousands except per share data)

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

                                            Year Ended December 31,

                                       1997           1996           1995
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
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Net income ....................       $12,358        $ 6,470         $ 2,914
                                     --------       --------        --------
Basic net income per share:
 Weighted average common shares
 outstanding ..................        23,996         21,631          18,275
                                     --------       --------        --------
Shares used in computing per
 share amount .................        23,996         21,631          18,275
                                     ========       ========        ========
Basic net income per share ....       $  0.52           0.30            0.16
                                     ========       ========        ========
Diluted net income per share:
 Weighted average common shares
 outstanding ..................        23,996         21,631          18,275

Dilutive stock options ........         2,083          2,425           2,851
                                     --------       --------        --------
Shares used in computing per
 share amount .................        26,079         24,056          21,126
                                     ========       ========        ========
Diluted net income per share ..      $   0.47       $   0.27        $   0.14
                                     ========       ========        ========
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